Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-230565 on Form S-3 of our report dated March 27, 2020, relating to the financial statements and financial statement schedule of Cole Office & Industrial REIT (CCIT III), Inc. appearing in the Annual Report on Form 10-K of Cole Office & Industrial REIT (CCIT III), Inc. for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ Deloitte & Touche LLP
Phoenix, Arizona
March 27, 2020